EXHIBIT 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30, 2005	December 31, 2004
	(unaudited, dollars in millions)
ASSETS

Current assets
Cash and cash equivalents	$6.0	$9.8
Due from affiliates	11.3	17.2
Receivables, trade and other	5.3	4.8
Loans to affiliates (Note 5)	615.3	747.1
Other current assets	0.2	2.0
	638.1	780.9

Long-term loans to affiliates (Note 5)	342.7	140.7
Investment in Enbridge Energy Partners, L.P.	495.1	547.4
Deferred charges and other	12.2	14.3
Property, plant and equipment, net	198.1	179.2
Goodwill	25.0	25.0
	$1,711.2	$1,687.5

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities
Accounts payable and other	$18.2	$38.9
Due to affiliates	8.9	2.4
Loans from affiliates (Note 5)	75.5	51.4
Current maturities (Note 5)	—	158.0
	102.6	250.7

Long-term debt	117.0	117.0
Deferred credits	78.7	99.4
Deferred tax liabilities	177.8	194.1
Minority interest	313.0	323.0
	789.1	984.2

Commitments and contingencies
Shareholder’s equity
Common stock:
Authorized – 1,500,000 shares, Issued – 817,362 in 2005 and 678,167 in 2004, no par value	—	—
Contributed surplus	528.1	338.1
Retained earnings	327.2	285.3
Accumulated other comprehensive income	66.8	79.9
	922.1	703.3

	$1,711.2	$1,687.5

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated statements of financial position of Enbridge Energy Company, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements.  In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to fairly state the financial position as of September 30, 2005 and December 31, 2004.  The interim Consolidated Statements of Financial Position should be read in conjunction with our Consolidated Statements of Financial Position and notes at December 31, 2004.

2. FOREIGN CURRENCY TRANSLATION

The Company’s functional currency for its foreign subsidiaries is the Canadian dollar.  Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period.  Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items, which are translated on a historical basis.  Gains and losses resulting from these foreign currency translation adjustments are included as a component of Accumulated other comprehensive income.

3. RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Changes and Error Corrections

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. Under this statement, voluntary changes in accounting principle are required to be applied retrospectively for the direct effects of a change to prior periods’ financial statements, unless such application is impracticable. Retrospective application refers to reflecting a change in accounting principle in the financial statements of prior periods as if the principle had always been used. When retrospective application is determined to be impracticable, this statement requires the new accounting principle to be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective treatment is practicable with a corresponding adjustment to the opening balance of retained earnings. This statement retains the guidance in APB Opinion No. 20 for reporting the corrections of errors and changes in accounting estimates. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with early adoption permitted. Our adoption of this statement will effect our consolidated statements of financial position for any changes in accounting principle we may make in the future, or new pronouncements we adopt that do not provide transition provisions.

Accounting for Conditional Asset Retirement Obligations

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.  This interpretation clarifies the meaning of “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations as referring to a legal obligation to perform an asset retirement activity where the timing and/or method of settlement are conditional on a future event that may or may not be within the control of an entity.  The obligation to perform the retirement activity is unconditional even though uncertainty may exist about the timing and/or method of settlement.  The interpretation requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  This interpretation is effective no later than the end of fiscal years ending after December 15, 2005.  We are currently evaluating the effect that application of this interpretation will have on our consolidated statements of financial position.

Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners have Certain Rights

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on EITF issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), addressing when a general partner, or general partners as a group, control and should therefore, consolidate a limited partnership.  Under EITF 04-5 a sole general partner is presumed to control a limited partnership and should consolidate the limited partnership unless the limited partners have either:

•                  “Kick-out Rights” - the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the sole general partner without cause (kick-out rights); or

•                  Substantive Participating Rights - provide the limited partners with the ability to participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business.

Substantive kick-out rights must have the following characteristics:

•                  Can be exercised by a vote of no more than a simple majority of the voting interests held by the limited partners, other than the sole general partner.

•                  The limited partners holding the kick-out rights have the ability to exercise those rights if they choose to do so.

Substantive participating rights would allow limited partners to participate in the following actions of the limited partnership:

•                  Selecting, terminating, and setting the compensation of management responsible for implementing the limited partnership’s policies and procedures; and

•                  Establishing operating policies and making capital decisions of the limited partnership, including budgets in the ordinary course of business.

Under the terms of the Enbridge Energy Partners, L.P. (the “Partnership”) partnership agreement, the limited partners have certain protective rights; however, they do not have kick-out rights, nor do they have substantive participating rights, as those terms are defined in EITF 04-5.  As a result, for the first reporting period beginning after December 15, 2005, the Company will be required to include the accounts of the Partnership in its consolidated financial statements after elimination of all significant intercompany items.  Our adoption of this pronouncement will materially affect our consolidated statements of financial position. We are currently evaluating the effect this pronouncement will have on the presentation of our consolidated statements of financial position and related notes. The following summarized financial information of the Partnership as of September 30, 2005 and December 31, 2004 is derived from the Partnership’s quarterly report on Form 10-Q for the period ended September 30, 2005 and the annual report on Form 10-K for the year ended December 31, 2004, respectively.

	September 30,	December 31,
	2005	2004
	($ in millions)
Total assets (1)	$4,561.0	$3,770.7
Third-party indebtedness	$1,869.4	$1,590.4

Company ownership% of the Partnership (2)	11.3%	11.6%
Third-party ownership% of the Partnership (3)	88.7%	88.4%

(1)           Total assets of the Partnership, as presented, does not include elimination of affiliate balances.

(2)           The Company’s ownership includes its 17.2 percent of the Listed Shares of Enbridge Energy Management, L.L.C. representing an effective 3.1% limited partner interest in the Partnership.

(3)           Represents non controlling ownership interest in the Partnership.

4. ACQUISITIONS

CCPS Transportation, L.L.C.

On September 2, 2003, the Company acquired 90% of the outstanding shares of CCPS for $122.0 million.  The acquisition and planned reversal of the Spearhead pipeline will provide Canadian producers and shippers with a cost-effective access to new markets south of Chicago.  Of the total purchase price, $57.0 million was paid on the date of acquisition, with the remaining $65.0 million payable upon the earlier of the completion of the reversal of the flow of the pipeline, or December 31, 2004.  The acquisition was accounted for using the purchase method.  The allocation of the purchase price paid on the date of acquisition was as follows:

(dollars in millions)
Purchase Price:
Cash paid	$57.0

Fair value of assets acquired:
Other assets	0.1
Property, plant and equipment	140.0
Deferred purchase price	(65.0)
Net property and equipment	75.1

Current liability (commitment loss and other)	(4.5)
Minority interest	(13.6)
Net assets acquired	$57.0

In December 2004, the Company paid an additional $59.5 million, including $4.5 million of accrued interest, in satisfaction of the $65 million amount payable pursuant to the purchase agreement.  This additional payment was recorded as an addition to property, plant and equipment and triggered the seller’s right to sell the remaining 10 percent to the Company at a cost of $12.4 million.  In June 2005, the

Company purchased the remaining 10 percent of CCPS for $12.4 million and recorded the amount as an addition to property, plant and equipment.

5. DEBT AND LOANS TO/FROM AFFILIATES

On March 3, 2005, the Company repaid its $158.0 million Senior Note as it became due with proceeds received from a demand loan obtained from Enbridge Inc. in the amount of $202.9 million. The demand loan bears interest at a rate of 100% of the Applicable Federal Rate (approximately 3.83% at September 30, 2005) payable quarterly.  In addition, the Company net settled certain foreign exchange swaps established to offset the tax impact realized on the foreign exchange triggered by the repayment of the Senior Note.

Additionally, on March 3, 2005, the Company extended a three-year loan to Enbridge Pipelines (Athabasca) Inc. for $183.4 million ($228.6 million CAD) due March 2008.  The loan bears interest at a fixed rate of 5.47%, payable semiannually in March and September of each year through March 2008.

In May 2005, the Company repaid $208.9 million, including accrued interest of $0.1 million, of the demand loan owed to Enbridge with proceeds received from issuing additional common shares (see Note 7) and demand loan borrowings from affiliates of the Company.

6. DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2005	2004
	(in millions)
Net operating loss and other carry forwards	$(67.9)	$(50.3)
Net book basis of assets in excess of tax basis	270.6	281.4
Currency translation adjustment on debt obligations not realized for tax	(10.1)	(19.4)
Net book losses on derivatives not realized for tax	(4.5)	(8.4)
Other	(10.3)	(9.2)
Net deferred tax liabilities	$177.8	$194.1

The Company has net operating loss carry forwards (“NOLs”) of approximately $164.0 million, expiring in various amounts from 2010 through 2025. The ability of the Company to utilize the carry forwards is dependent upon the Company generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. The Company believes it is more likely than not that the deferred tax assets attributable to NOLs will be realized given the reversal of temporary differences in future years and, therefore, there is no valuation allowance offsetting these assets.

7. SHARE ISSUANCE

In May 2005, the Company issued 139,195 shares of common stock at a subscription price of $1,365 per share totaling $190.0 million to an affiliated company.  The proceeds from this offering were used to repay a demand loan owed to Enbridge (see Note 5).

8. COMMITMENTS AND CONTINGENCIES

The Company is a participant in various legal proceedings arising in the ordinary course of business.  Some of these proceedings are covered, in whole or in part, by insurance.  The Company believes that the outcome of all these proceedings will not, individually or in the aggregate, have a material adverse effect on the financial condition of the Company.

9. ACCUMULATED OTHER COMPREHENSIVE INCOME – COMPONENTS

The components of accumulated other comprehensive income at September 30, 2005 and December 31, 2004 are as follows:

	September 30,	December 31,
	2005	2004
	(in millions)
Currency translation adjustments	$141.7	$131.9
Minimum pension liability adjustments	(0.3)	(0.3)
Unrealized losses in fair value of derivatives, net of tax	(16.4)	(29.8)
Company’s share of Accumulated other comprehensive loss of the Partnership, net of tax	(58.2)	(21.9)
Total	$66.8	$79.9